Exhibit 10.9

AUREUS, INC.

March 26, 2021

Nelsons Creamery, LLC

600 W. Germantown Pike, Suite 400

Plymouth Meeting, PA 19462

To whom it may concern:

Aureus, Inc. (“Acquiror”) is pleased to submit this letter of intent (“Letter”) regarding the proposed acquisition (the “Transaction”) of 100% of the issued and outstanding equity of Nelsons Creamery, LLC (together with its affiliates and subsidiaries, the “Company”) by the Acquiror or a subsidiary of the Acquiror. The Acquiror, the Company and the Seller (as defined as the majority equity holder of the Company) together are defined as “Parties” and individually, as a “Party”. In accordance with the preliminary terms and conditions proposed in this Letter, including the Term Sheet attached hereby as “Attachment A” (the “Term Sheet”).

1.	Definitive and Collateral Agreements. Acquiror shall endeavor to incorporate the terms and conditions expressed in this Letter in a mutually acceptable definitive agreement, which provides for a simultaneous signing and closing (together, the “Definitive Agreement”). Other closing agreements to give effect to arrangements collateral to the Transaction shall be negotiated by the Parties concurrently with the negotiation of the Definitive Agreement.

2.	Confidentiality. The existence and contents of this Letter and the Term Sheet, and terms and negotiations regarding the Transaction, are intended to be confidential. Neither Party shall discuss with or disclose to any third party the existence or contents of this Letter or Term Sheet or the discussions of the Parties regarding a potential transaction, except (i) with the express prior written consent of the other Party, (ii) as required by law, (iii) with such Party’s directors, members, officers, employees, attorneys, lenders (and in the case of Acquiror, its prospective lenders and other sources of capital), accountants, or advisors (collectively, “Representatives”) directly and solely for the purpose of evaluating and consummating the Transaction, including taking the actions contemplated by this Letter, and (iv) disclosures by the Company to their members; provided, however, that each Party shall be responsible for any breach of the confidentiality provisions of this paragraph 2 by its Representatives and/or equity holders.

3.	Announcements. Following the closing of the Transaction (the “Closing”), Acquiror may in its discretion make a public announcement regarding the Transaction.

4.	Expenses. Each Party will each be responsible for their own legal and accounting fees and other out-of-pocket costs and expenses related to the negotiation, due diligence, documentation and closing of the Transaction.

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5.	No Shop/Exclusivity. The Company agrees that neither it, nor any of its equity holders or Representatives shall, directly or indirectly, through affiliates or otherwise, enter into or conduct or participate in discussions, or furnish information to, any other person, or solicit or initiate or continue any negotiations, proposals or offers of any kind with respect to a sale of the equity interests or assets of the Company or a merger, consolidation, business combination, recapitalization, financing, liquidation, dissolution or similar transaction involving the Company or any other transaction which would prevent or impede the completion of the Transaction on or after the date first written above and prior to the termination of this Letter in accordance with paragraph 10 hereof, except in furtherance of the Transaction with Acquiror.

6.	Representations, Warranties and Indemnities. In the Definitive Agreement, among other customary terms and conditions, the Company (and any other person selling equity as part of the Transaction (“Seller(s)”)) will provide joint and several representations, warranties and indemnities covering, among other things, the assets, liabilities, operations, agreements, and business of the Company and several representations and warranties regarding title to their respective interests in the Company, authority to enter into, and the enforceability of the Definitive Agreements against Seller(s). The Definitive Agreements will provide for the Seller(s) to jointly and severally defend and indemnify Acquiror and its respective affiliates and hold them harmless from and against any breaches of the warranties, representations and covenants of the Seller(s) and/or the Company and any other specific matters identified by Acquiror in its due diligence and set forth in the Definitive Agreement. The Acquiror shall provide representations, indemnities and warranties as are customary in this type of transaction. The final form of all representations, warranties and indemnities will be subject to the approval of legal counsel to the Parties.

7.	Closing Cooperation. The Parties intend for the Closing to occur sixty-one (61) days after Aureus files its Form 10 (the “Closing Date”). Each Party also intends to negotiate the Definitive Agreement, perform and facilitate all due diligence and take all other steps in a timely fashion so as to facilitate the Closing on or before the proposed Closing Date. The Seller(s) and the Company acknowledge and agree that this Letter and the Transaction are non-binding on the Seller(s) and the Company.

8.	Due Diligence: Access to Personnel, Books and Records. At all times prior to the consummation of the Transaction or the earlier termination of this Letter in accordance with paragraph 10, the Company shall afford to Acquiror and its representatives, agents and employees such access to the Company’s management and key personnel, books and records, agreements, licenses and any other information directly related to the proposed Transaction that may be reasonably requested. The consummation of the Transaction is contingent on the satisfactory completion of due diligence, in Acquiror’s sole discretion, that would include, but is not limited to, the customary review of operating and financial information, due diligence on assets, environmental, organizational and other business and legal issues, and interviews of the Company’s material suppliers, which interviews shall be coordinated through Seller(s) and the Company so as not to unreasonably interfere with the Company’s relationships with such suppliers

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9.	Binding Effect. The Parties understand and agree that this Letter sets forth the Parties’ current understanding which may be set out in the Definitive Agreement to be executed at a later date. The execution of the Definitive Agreement and the Closing are conditioned upon, among other customary conditions, (i) the results of a due diligence review of the Company to Acquiror’s satisfaction, in its sole discretion, which due diligence review has not yet been completed, (ii) financing for the Transaction, the terms of which must be satisfactory to Acquiror, in its sole discretion, (iii) the final approval of the Transaction and the terms of the Definitive Agreement by Acquiror’s board of directors, and (iv) third party and regulatory approvals, if required.

10.	Termination. This Letter shall terminate (unless extended by mutual written agreement of the Parties) upon the earliest to occur of (i) written notice of such termination by Acquiror to the Company at its sole discretion specific to unsatisfactory Due Diligence, (ii) execution of the Definitive Agreement, or (iii) June 15, 2021; provided, however, that the provisions of paragraphs 2, 4, 10, 11, 13 and 14 shall survive any termination of this Letter.

11.	No Oral Agreements. Subject to the foregoing, this Letter sets out the understanding of the Parties as of this date, and there are no other written or oral agreements or understandings among the Parties and no agreement shall be deemed entered into as a result of the course of conduct of either Party. No modification or amendment to this Letter may be made except by an instrument in writing signed by duly authorized officers or agents of all of the Parties executing this Letter.

12.	Conditions to Closing. The closing of this Transaction shall be subject to satisfaction of customary conditions to closing, including satisfaction with our business, legal, and accounting due diligence investigations and review of the Company.

13.	Governing Law. This Letter will be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict of law provisions that would render the law of another jurisdiction applicable. The parties agree that any disputes regarding this Letter shall be subject to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Pennsylvania, Montgomery County PA.

14.	Counterparts. This Letter may be executed in one or more counterparts, including by email in portable document format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the terms and conditions of this Letter reflect our mutual understanding and intentions, please sign and return the enclosed counterpart of this Letter before 5:00 p.m., Eastern time, on March 30, 2021.

Sincerely,

Aureus, Inc.

By: /s/ Everett M. Dickson

Everett M. Dickson, President

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AGREED AND ACCEPTED:

This 29 day of March, 2021

Company:

Nelson Creamery, LLC

By: /s/ Evan Fineman

Name: Evan Fineman

Title: President

Seller: NEWTECH Services, Inc.

By: /s/ Neal E. White

Name: Neal E. White

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“Attachment A”

Term Sheet

Nelsons Creamery, LLC

Sellers	All equity holders of Nelsons Creamery, LLC and its affiliates (“Sellers”)
Purchaser	Aureus, Inc. or a Subsidiary of Aureus, Inc. (“Acquiror”)
Transaction	Acquisition of 100% of the issued and outstanding equity of Nelsons Creamery, LLC (together with its subsidiaries and affiliates, “the Company”) (the “Equity”)
Closing Date	The Closing Date shall be sixty-one (61) days from the date Aureus files its Form 10 (such date of Closing, the “Closing Date”)
Consideration

On the Closing Date, the Acquiror shall deliver convertible preferred stock, which will be convertible into $150,000 of the common stock of Acquiror. The preferred stock will be non-voting and non-participating, and shall have no rights other than conversion into the common stock of Acquiror. In addition, contingent on the Majority Equity Holder depositing the $150,000 in the Company as indicated in the Working Capital section, the Acquiror shall pay the Majority Equity Holder Two Hundred and fifty Thousand Dollars ($250,000). The funds are to be paid in five $50,000 tranches with the first beginning on the 90th day after the Closing Date and each subsequent payment every thirty days thereafter.

Any breach or failure to pay will have a cure period and the Company potentially revert back to the prior owner based on the terms of the Definitive Agreement.

Company Debt

The Company currently has approximately $500,000 in bank debt. This debt is secured through a personal guarantee by Mr. Jay Vigdor. Mr. Vigdor has provided approximately $380,000 in collateral to the bank through stocks and/or other monetary consideration. The Acquiror agrees to assume the Company’s bank debt but Mr. Vigdor’s personal guarantee and Mr. Vigdor’s secured collateral shall remain with the Company and/or in effect post-closing. This is contingent on The Victory Bank acceptance of this agreement.

Working Capital

The Majority Equity Holder agrees to deposit with the Company $150,000 for operational and working capital until the transaction closes. $75,000 shall be deposited at the time the LOI is executed by all parties. The remaining $75,000 will be deposited in three $25,000 tranches on the 7th, 14th and 21st day after the LOI is executed by all parties. If more than $150,000 is needed prior to the Closing Date, the Majority Equity Holder, Acquiror, and the Company shall discuss.

Indemnities

▪  Fundamental reps (e.g., organization, capitalization, authority, enforceability, title, taxes, employee benefits, and environmental) will survive indefinitely; provided however, that taxes, employee benefits and environmental will survive for 90 days following the expiration of the statute of limitations period. Other reps will survive for 24 months from the Closing Date. Fraud is an exception to all time and amount limits.

▪  Subject to final confirmatory diligence, claims on reps capped at purchase price.

Non-Compete / Non-Solicitation

The Majority Equity Holder will be bound by a three-year non-compete/non-solicitation/confidential information agreement (the “General Non-Compete”). Among other customary provisions, the General Non-Compete will restrict the Seller from (a) participating, directly or indirectly, as an owner, employee (or in a similar function) or lender of any entity (other than the Company) that provides services similar to those provided by the Company as of the Closing Date or (b) directly or indirectly advising or consulting with customers of the Company with respect to the products or services provided by the Company or that the Company is contemplating providing as of the Closing Date.

Basis of Proposal

Acquiror’s proposal set forth herein assumes that (i) the Company has been run in the ordinary course from June 30, 2020, through the Closing Date such that the Company has not incurred a material reduction of its asset base and (ii) there has been no material adverse change in the Company’s operations, business prospects, or financial condition since December 31, 2020. Other assumptions upon which this proposal is based are as follows:

▪  Financial and other information disclosed by the Company accurately represent the historical performance and condition of the Company

▪  Assets of the Company are in good repair and working condition (ordinary wear and tear excepted) and will meet the historical and current requirements of the Company and Acquiror

▪  Prior to Closing, the Company will conduct its operations in the normal course, consistent with past practices and the management plan

▪  No dividends (or equivalent distributions) will be made from the date hereof through the Closing Date, other than normal course quarterly tax distributions if applicable

▪  No material threatened or actual litigation that could be expected to create a liability for the Company exists

▪  No material environmental liabilities, product liability claims, or other material unrecorded liabilities exist

▪  The Company will pay off any intercompany loans on or before the Closing Date

▪  Ability to retain substantially all employees of the Company post-Closing

▪  Continued support from existing vendors of the Company

▪  The Company has a normal and adequate level of working capital at Closing

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